EXHIBIT 10.26

AMENDMENT

TO

LANDS’ END, INC.

LONG-TERM INCENTIVE PROGRAM

This Amendment to the Lands’ End, Inc. Long-Term Incentive Program (the “LTIP Plan”) is made by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Lands’ End, Inc. (the “Corporation”) as of May 20, 2014, pursuant to Section 7 of the LTIP Plan. Terms not otherwise defined herein shall have the meanings ascribed to them in the LTIP Plan.

1. Section 3.2 of the LTIP Plan is hereby amended by adding the following new sentence at the end of the second sentence thereof:

“Notwithstanding the foregoing, the Compensation Committee may establish, in its sole discretion, a Performance Period other than a Fiscal Year.”

2. All other terms and conditions of the Incentive Plan shall remain unmodified and in full force and effect.